EXHIBIT 99.1

News Release

[CHESAPEAKE LOGO]	Chesapeake Energy Corporation
P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JANUARY 7, 2004

CONTACTS:

MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232	TOM PRICE, JR. SENIOR VICE PRESIDENT INVESTOR RELATIONS (405) 879-9257

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

COMMON STOCK OFFERING

OKLAHOMA CITY, JANUARY 7, 2004—Chesapeake Energy Corporation (NYSE:CHK) announced today that it intends to commence a public offering of 20.0 million shares of its common stock. Chesapeake intends to use the net proceeds of the offering to pay a portion of the aggregate $510 million purchase price of three recently announced acquisitions. The largest of these, a pending acquisition for $420 million of Concho Resources Inc., is expected to close by January 31, 2004, subject to satisfaction of customary closing conditions. If this acquisition does not close, excess net proceeds of the offering will be used for general corporate purposes, including repayment of debt or possible future acquisitions.

The offering will be made under the company’s existing shelf registration statement. The company has also granted the underwriters an option to purchase a maximum of 3.0 million additional shares of its common stock to cover over-allotments.

Lehman Brothers, Banc of America Securities LLC, Citigroup and Morgan Stanley will be joint book-running managers for the offering. Copies of the preliminary prospectus relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, 631-254-7106; Banc of America Securities LLC, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, Attn: Prospectus Department, 718-765-6732;or Morgan Stanley, Prospectus Department, 1585 Broadway, New York, NY 10036, 212-761-4000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is one of the six largest independent natural gas producers in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, South Texas, Gulf Coast, and Permian Basin regions onshore in the United States.